PRESIDENT’S REPORT

To Our Shareholders:

On behalf of the Board Of Directors, thank you, our Shareholders for your continued support.

El Nino Ventures Inc. continues to evaluate precious metal projects for possible acquisition through out North America, and internationally. The Company has a strict acquisition criteria which includes significant potential economic value, combined with an excellent infrastructure in its vicinity. In light of its strict project criteria, El Nino is also considering potential acquisitions and mergers outside the mining spectrum.

The Company continues to hold its Sassy Gold Project, located in the Goodpaster Mining District of Alaska, located some 5 km to the north of the Teck Sumitomo 5.6 Moz Pogo gold deposit, where pre-construction activities are currently underway. Final permits for Pogo have now been received and as a result the Pogo area is once again receiving considerable attention.

“Harry Barr”

Harry Barr

President

MANAGEMENT DISCUSSION AND ANALYSIS OF OPERATING RESULTS

The following discussions and analysis should be read in conjunction with the Consolidated Financial Statements in Schedule A.

Results of Operations

The year ended January 31, 2004 resulted in a net loss of $127,030 which compares with a loss of $86,545 for the same period in 2003. General and administrative expenses for the year ending January 31, 2004 were $124,491, an increase of $42,777 over the same period in 2003. Consulting fees of $53,939 were recorded, which included $38,516 in stock option compensation costs.  During the year, 354,000 stock options were granted with the fair value of these stock options using the Black-Scholes Option Pricing Model for non-employees and employees used to calculate the value of $38,516.  During the year, $2,539 was spent on exploration expenditures compared to $4,831 the year before.

The Company did not carry out any investor relation activity during or subsequent to the year, save and except the directors and officers responding to questions of interested parties.

Move to NEX

Pursuant to a review performed by the TSX Venture Exchange it was determined that the Company fails to meet working capital and business activity requirements in terms of Tier 2 TMR as outlined in the Exchange’s Policy 2.5.

The company did not achieve the Tier 2 maintenance requirements and consequently the Company was transferred to the NEX effective October 17, 2003.

In order for the Company to achieve a return to Tier 2 on the TSX it must prepare and be able to execute a comprehensive Business Plan in order to demonstrate to the TSX that it can meet the Tier 2 Maintenance Requirements.

Liquidity and Capital Resources

Working capital at January 31, 2004 was $12,947 compared to working capital deficit of ($23,702) at January 31  2003.

During the year ended January 31, 2004, the Company completed a 1.5 million unit private placement at a price of $0.10 per unit for gross proceeds of $150,000.

EL NINO VENTURES INC.

(An Exploration Stage Company)

Financial Statements

January 31, 2004 and 2003

(Canadian Dollars)

INDEX

Page

Auditors' Report to the Shareholders

1

Financial Statements

Balance Sheets

2

Statements of Operations

3

Statements of Stockholders' Equity

4

Statements of Cash Flows

5

Notes to Financial Statements

6-15

INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS OF EL NINO VENTURES INC.

(An Exploration Stage Company)

We have audited the balance sheets of El Nino Ventures Inc. (an Exploration Stage Company) as at January 31, 2004 and 2003 and the statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years ended January 31, 2004 and the cumulative totals for the exploration stage operations from February 19, 1988 (inception) through January 31, 2004.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements of El Nino Ventures Inc. (an Exploration Stage Company) from February 19, 1988 (inception) through January 31, 1994 were audited by other auditors who expressed unqualified opinions in their reports.  Our opinion, insofar as it relates to the cumulative totals for exploration stage operations from February 19, 1988 (inception) through January 31, 1994, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in Canada and in the United States of America.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2004 and 2003 and the results of its operations and cash flows for each of the three years ended January 31, 2004 and the cumulative totals for the exploration stage operations from February 19, 1988 (inception) through January 31, 2004 in accordance with Canadian generally accepted accounting principles.  Accounting principles generally accepted in Canada differ in certain significant respects from accounting principles generally accepted in the United States of America and are discussed in note 10 to the financial statements.

“Smythe Ratcliffe”

Chartered Accountants

Vancouver, Canada

April 25, 2004

COMMENTS BY AUDITORS FOR U.S. READERS

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as described in note 1 to the financial statements.  Our report to the shareholders dated April 25, 2004, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.

“Smythe Ratcliffe”

Chartered Accountants

Vancouver, Canada

April 25, 2004

EL NINO VENTURES INC.

(An Exploration Stage Company)

Balance Sheet (note 1)

January 31

(Canadian Dollars)

	2004	2003

Assets

Current
Cash	$31,818	$28,485
Accounts receivable	802	651

Total Current Assets	32,620	29,136
Equipment, net (note 4)	380	543

Total Assets	$33,000	$29,679

Liabilities

Current
Accounts payable (note 7(d))	$19,673	$52,838

Commitments (note 9)

Stockholders' Equity (Deficiency) (note 6)

Common Stock, without par value
100,000,000 Shares authorized
4,571,546 (2003 - 3,071,546) shares issued and outstanding	3,016,109	2,827,593
Share Subscription	0	25,000
Deficit Accumulated During the Exploration Stage	(3,002,782)	(2,875,752)

Total Stockholders' Equity (Deficiency)	13,327	(23,159)

Total Liabilities and Stockholder's Equity	$33,000	$29,679

Approved on behalf of the Board:

“Harry Barr”

.......................................................................................  Director

“Taryn Downing”

.......................................................................................  Director

EL NINO VENTURES INC.

(An Exploration Stage Company)

Statement of Operations

 (Canadian Dollars)

				Cumulative
				from
				February 19,
				1988
				(Inception)
				Through
	Years Ended January 31,			January 31,
	2004	2003	2002	2004

Expenses
Management fees	$24,000	$20,000	$30,000	$309,054
Office and miscellaneous	16,989	19,672	16,895	356,902
Professional fees	10,697	8,954	11,254	435,101
Stock exchange and transfer
agent fees	17,042	12,888	5,658	139,631
Consulting (Note 6(f))	53,939	13,525	4,376	432,622
Exploration expenditures	2,539	4,831	382	865,675
Telephone	540	948	118	26,552
Travel, promotion, investor
relations and trade shows	957	5,939	0	217,946
Uncollectible loans receivable	0	0	0	288,037
Litigation costs	0	0	0	10,287
Interest and bank charges, net	164	(445)	(1,696)	(41,112)
Forgiveness of debt	0	0	0	45,942
Depreciation	163	233	332	8,029

Net (Loss)	$(127,030)	$(86,545)	$(67,319)	$(3,002,782)

(Loss) Per Share (note 6(b))	$ (0.04)	$ (0.03)	$ (0.03)

Weighted Average Number
of Shares Outstanding	3,535,930	3,071,546	2,679,416

EL NINO VENTURES INC.

(An Exploration Stage Company)

Statement of Stockholders' Equity (Deficiency)

 (Canadian Dollars)

	Common Stock
	(note 6(b))		Share		Total
	Number		Subscriptions		Stockholders'
	of Shares	Amount	Received	Deficit	Equity(Deficiency)
Balance, January 31, 2001	2,653,956	2,748,454	0	(2,721,888)	26,566
Issue of shares
For cash
Exercise of warrants	417,590	79,139	0	0	79,139
Net loss	0	0	0	(67,319)	(67,319)

Balance, January 31, 2002	3,071,546	2,827,593	0	(2,789,207)	38,386
Issue of shares
For cash, private placement	0	0	25,000	0	25,000
Net loss	0	0	0	(86,545)	(86,545)

Balance, January 31, 2003	3,071,546	$2,827,593	$25,000	$(2,875,752)	$(23,159)
Issue of shares
For cash
Private placement,
net of issue costs	1,500,000	150,000	(5,000)	0	145,000
Share subscriptions	0	0	(20,000)	0	(20,000)
Stock compensation expense	0	38,516	0	0	38,516
Net loss	0	0	0	(127,030)	(127,030)
Balance, January 31, 2004	4,571,546	$3,016,109	$0	$(3,002,782)	$13,327

EL NINO VENTURES INC.

(An Exploration Stage Company)

Statement of Cash Flows

 (Canadian Dollars)

				Cumulative
				from
				February 19,
				1988
				(Inception)
				Through
	Years Ended January 31,			January 31,
	2004	2003	2002	2004

Operating Activities
Net loss	$(127,030)	$(86,545)	$(67,319)	$(3,002,782)
Items not involving cash
Exploration expenditures
paid with shares	0	0	0	131,500
Loan receivable written off	0	0	0	276,255
Property and equipment written off	0	0	0	1,674
Stock compensation costs	38,516	0	0	38,516
Depreciation	163	233	332	8,029
Finders' fees	0	0	0	64,750
Operating Cash Flow (Outflow)	(88,351)	(86,312)	(66,987)	(2,482,058)

Changes in Non-Cash Working Capital
Accounts receivable	(151)	2,082	(1,572)	10,980
Subscriptions receivable	0	0	0	(40,533)
Prepaid expenses	0	0	0	(11,782)
Accounts payable	(33,165)	19,741	(16,008)	591,625
	(33,316)	21,823	(17,580)	550,290
Cash Used in Operating Activities	(121,667)	(64,489)	(84,567)	(1,931,768)

Investing Activities
Proceeds on sale of property and equipment	0	0	0	9,342
Purchase of property and equipment	0	0	0	(19,425)
Cash Provided by (Used in) Investing Activities	0	0	0	(10,083)

Financing Activities
Issuance of shares for cash	145,000	0	79,139	1,745,560
Share issue costs	0	0	0	(33,276)
Subscriptions received	(20,000)	25,000	0	537,641
Loan advances (repayments)	0	0	0	(276,256)
Cash Provided by Financing Activities	125,000	25,000	79,139	1,973,669

Inflow (Outflow) of Cash	3,333	(39,489)	(5,428)	31,818
Cash, Beginning of Year	28,485	67,974	73,402	0

Cash, End of Year	$31,818	$28,485	$67,974	$31,818
Supplemental Cash Flow
Information
Non-cash investing activity
Shares issued for resource property	$0	$0	$0	$118,000

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

1.

INCORPORATION, OPERATIONS AND GOING CONCERN

El Nino Ventures Inc. ("the Company") was incorporated on February 19, 1988 in British Columbia.  The Company is in the business of exploring mineral properties and is considered to be an exploration stage company.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis.  This presumes funds will be available to finance on-going development, operations and capital expenditures and the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.  Management intends to raise additional capital through share issuances to finance operations.

The Company has minimal capital resources presently available to meet obligations which normally can be expected to be incurred by similar companies.  These factors raise substantial doubt about the Company's ability to continue as a going concern and is dependent on its ability to obtain and maintain an appropriate level of financing on a timely basis and to achieve sufficient cash flows to cover obligations and expenses. Management intends to raise additional capital through share issuances to finance operations. The outcome of these matters cannot be predicted.  These financial statements do not give effect to any adjustments to the amounts and classification of assets and liabilities which might be necessary should the Company be unable to continue as a going concern.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Exploration expenditures

The Company is in the exploration stage and expenses all exploration expenditures as they are incurred until it is determined that a property has economically recoverable ore reserves, further exploration expenditures will then be capitalized.

(b)

Depreciation

Depreciation of computers is calculated on a declining balance basis at an annual rate of 30%.

(c)

Loss per share

Loss per share computations are based on the weighted average number of common shares outstanding during the year.  Diluted loss per share has not been presented as the outstanding stock options and warrants are anti-dilutive.

(d)

Revenue recognition

Incidental revenues from mineral sales during the exploration phase are offset against mineral exploration expense.

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(e)

Stock-based compensation – Change in Accounting Policy

The company adopted the recommendations of CICA Handbook Section 3870, stock based compensation and other stock-based payments, effective to all awards granted on or after  January 1, 2002.  This established standards for the recognition, measurement and disclosure of stock based compensation and other stock based payments made in exchange for goods and services. The company adopted the intrinsic value method of accounting for awards granted.

Effective January 1, 2004, all stock-based awards made to employees and non-employees be measured and recognized using a fair value based method.  In prior years, stock-based compensation expense was only recognized when stock-based compensation awards were made to non-employees, while pro-forma disclosure was acceptable for awards made to employees.

As encouraged by CICA Handbook Section 3870 the company has enacted prospectively early adoption of the fair value based method of accounting for awards issued to employees for the fiscal year beginning February 1, 2003.

(f)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and would impact future results of operations and cash flows.

(g)

Realization of assets

The investment in and expenditures on resource properties comprise a significant portion of the Company's assets.  Realization of the Company's investment in these assets is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development and the attainment of successful production from the properties or from the proceeds of their disposal.

(h)

Reclamation and closure costs

The Company will adopt, effective February 1, 2004, CICA 3110, "Asset Retirement Obligations" ("CICA 3110"). CICA 3110 requires that the estimated fair value of liabilities for asset retirement obligations be recognized in the period in which they are incurred. A corresponding increase to the carrying amount of the related asset (where one is identifiable) is recorded and depreciated over the life of the asset. Where a related asset is not easily identifiable with a liability, the change in fair value over the course of the year is expensed. The amount of the liability will be subject to re-measurement at each reporting period. The estimates are based principally on legal and regulatory requirements. It is possible that the Company's estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, the extent of environmental remediation required, the means of reclamation or cost estimates. Changes in estimates are accounted for prospectively from the period the estimate is revised.

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

3.

FINANCIAL INSTRUMENTS

(i)

Fair value

The carrying value of cash, accounts receivable and accounts payable approximate their fair value because of the short maturity of these financial instruments.

(ii)

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and liabilities.

(iii)

Credit risk

The Company is not exposed to significant credit risk due to the insignificant amount of accounts receivable.

4.

EQUIPMENT

	2004
		Accumulated
	Cost	Depreciation	Net

Computers	$1,863	$1,483	$380

	2003
		Accumulated
	Cost	Depreciation	Net

Computers	$1,863	$1,320	$543

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

1.

EXPLORATION EXPENDITURES

During the year ended January 31, 2001, the Company acquired 66 State of Alaska Mining claims on the Sassy Gold property in Interior Alaska's Tintina Gold Belt.  Under the terms of the lease purchase option agreement with Anglo Alaska Gold Corp. ("Anglo"), the Company must expend the following work commitments on the property:

Calendar year 2000

-  US $10,000 (waived)

Calendar year 2001

-  US $25,000 (waived)

Calendar year 2002

-  US $45,000 (waived)

Calendar year 2003

  and each succeeding

  year during the agreement

-  US $50,000 (waived)

The Company is obligated to issue to Anglo 100,000 common shares in the capital stock of the Company upon execution of the agreement (done) and a further 100,000 common shares upon completion of the First Work program with recommendation for future work.

The Company will pay a production royalty equal to 3% of the Net Smelter Returns ("NSR") to Anglo of not less than the following minimum royalties:

Agreement date

-

US

 $5,000

(paid)

November 1, 2000

-

US

 $5,000

(paid)

March 1, 2001  *

-

US

 $5,000

(waived)

November 1, 2001 *

-

US

 $5,000

(amended to March 1, 2002 and reduced to US $2,500 - paid)

March 1, 2002 *

-

US

$10,000

(amended to November 1, 2002, refer to amended payment schedule)

November 1, 2002 *

-

US

$10,000

(amended to March 1, 2003 refer to amended payment schedule)

March 1, 2003 and each

succeeding March 1

during the agreement

-

US

$20,000

(refer to amended payment schedule)

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

1.

EXPLORATION EXPENDITURES (continued)

*Should the property be optioned to a third party then the original payment shall apply.

Further to an amendment dated February 3, 2003 the production royalty has been amended and reduced as follows:

New Payment Date and Amount

March 1, 2003

$ 1,000

 (paid)

March 1, 2004

   1,000 (paid subsequently)

March 1, 2005

   5,000

March 1, 2006

   5,000

March 1, 2007

   5,000

March 1, 2008

   5,000

All existing work commitments on the property have been waived and the Company is obligated to complete only the minimum amount of work required by law to keep the property in good standing.

The Company also has the option to purchase one-third of the total NSR (or 1% NSR) from Anglo for US $1,000,000 subject to further TSX Venture Exchange ("TSX") review and acceptance.

Sassy Gold Project,

Pogo Area, Alaska

	2004	2003
Acquisitions costs

Balance, Beginning of year	$59,181	$55,113
Treasury shares – option payments	0	0
Cash – option payments	1,536	4,068
Balance, End of year	60,717	59,181

Deferred exploration expenditures

Balance, Beginning of year	7,719	6,956
Geological and field expenses	347	127
Engineering and consulting	430	636
Mineral property fees	226	0
Balance, End of year	8,722	7,719
Total	$69,439	$66,900

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

6.

STOCKHOLDERS' EQUITY

(a)

Authorized

  100,000,000  Common voting shares without par value (no additional paid-in capital).

(b)

At January 31 the following stock options were outstanding:

Expiry Date	Exercise Price	Number of Shares
		2004	2003
March 17, 2005	$0.55	250,000	250,000
September 10, 2008	$0.15	354,000	0
Total		604,000	0

(c)

The Company has granted founders, directors and certain employees stock options.  Stock option activity is summarized as follows:

	Number	Exercise
	of Shares	Price *

Balance outstanding, January 31, 2000	0	0
2001 - Granted	260,000	0.55
2001 - Cancelled	(10,000)	0.55
Balance outstanding, January 31, 2001, 2002,2003	250,000	0.55
2004 - Granted	354,000	0.15

Balance outstanding, January 31, 2004	604,000	$ 0.31

*

Weighted average exercise price

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

6.

STOCKHOLDERS' EQUITY (Continued)

(d)

Effective 1 February 2003, the company adopted the recommendations of CICA Handbook Section 3870, Stock-based compensation (note 2(e)).  The new standard requires that stock-based awards made to employees and non-employees are to be measured and recognized using a fair value based method.

During the year, the company granted options to purchase up to 354,000 stock options.  This resulted in compensation expense of $ 38,516, which has been recorded in consulting fees for the year ended January 31, 2004.  The offsetting entry is to share capital.

The fair value of stock options used to calculated compensation expense for both employees and non-employees is estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

2004

2003

Average risk-free interest rate

3.82%

6.00%

Expected dividend yield

NIL

NIL

Expected stock price volatility

106%

95%

Average expected option life in years

5 years

5 years

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the company’s stock options.

(e)

During the year ended January 31, 2001, the Company issued 100,000 common shares at $0.40 per share as part of the consideration for the Pogo Area property (note 5).

(f)

At January 31, 2004, the following warrants were granted and outstanding:

Expiry Date	Exercise Price	Number of Shares

October 10, 2005	$0.13	1,500,000

(g)

During the period, the company closed a 1,500,000 unit private placement at a price of $0.10 per unit consisting of one common share in the capital of the Company and one non-transferable share purchase warrant.  Each warrant entitles the holder thereof to purchase one additional common share ("warrant shares") of the Company for a period of two years at a price of $0.13 per warrant share.

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

7.

RELATED PARTY TRANSACTIONS

(a)

During the year ended January 31, 2004, the Company was charged $24,000 (2003 - $20,000; 2002 - $30,000) for management fees by companies with common directors.

(b)

During the year ended January 31, 2004, the Company paid $3,805 (2003 - $3,656; 2002 - $4,376) for consulting fees to a company controlled by an officer and director.

(c)

During the year ended January 31, 2004 the Company paid $2,950 (2003 - $1,150; 2002 - $Nil) for professional fees to a company controlled by an officer and director.

(d)

Accounts payable includes $4,500 (2003 - $40,500) due to companies with common directors.

(a)

     During the year ended January 31, 2004, the Company paid basic rent of $10,296 (2003 -      $10,296; 2002 - $10,296) to a company controlled by a director.

8.

INCOME TAX LOSSES

The components of the future income tax assets using applicable tax rates are as follows:

The tax rate of 38% is used to calculate the future income tax assets.

	2004	2003

Future income tax assets
Non-capital loss carry-forwards	$466,404	$445,200
Capital loss carry-forwards	142,044	74,800
Unused cumulative Canadian exploration	231,888	244,000
Unused cumulative foreign exploration	26,387	26,800
	866,723	790,800
Less: Valuation allowance	(866,723)	(790,800)

Net future income tax assets	$0	$0

The valuation allowance reflects the Company's estimate that the tax assets likely will not be realized.

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

8.

INCOME TAX LOSSES (Continued)

The exploration expenses can be carried forward indefinitely to reduce taxable income of future years.  The capital losses may be carried forward indefinitely to apply against capital gains of future years.  The non-capital losses expire commencing in 2005 through 2011 as follows:

2005	294,000
2006	94,000
2007	95,000
2008	86,000
2009	67,000
2010	81,000
2011	124,000

$841,000

9.

COMMITMENTS

By agreement dated July 1, 2000 and amended November 8, 2000, the Company entered into a 5 year lease for premises with a company controlled by a director.  Minimum basic rent commitments are approximately as follows:

2004	$10,000
2005	4,000

$14,000

In addition, the Company is also responsible for its proportionate share of property taxes and operating costs.

EL NINO VENTURES INC.

(An Exploration Stage Company)

Notes to Financial Statements

Years Ended January 31, 2004, 2003 and 2002 and Period from February 19, 1988 (Inception) through January 31, 2004 – (Canadian Dollars)

10.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CANADIAN GAAP AND US GAAP)

(a)

Cumulative financial data

Cumulative financial data from inception to January 31, 2004 has been reported using Canadian generally accepted accounting principles which do not differ materially from amounts determined under U.S. GAAP.

(b)

Recent accounting pronouncements

In December 2002, FASB issued SFAS 148, "Accounting for Stock-based Compensation - Transition and Disclosure, an amendment to SFAS 123".  SFAS 148 provides two additional transition methods for entities that adopt the preferable method of accounting for stock-based compensation.  Further, the statement requires disclosure of comparable information for all companies regardless of whether, when or how an entity adopts the preferable, fair value method of accounting.  These disclosures are now required for interim periods in addition to the traditional annual disclosure.  The amendment to SFAS 123, which provides for additional methods, are effective for the periods beginning after December 15, 2002, although earlier application is permitted.  The amendments to the disclosure requirements are required for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002.

On April 30, 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  Statement 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features.  In addition, Statement 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives.  Statement 149 is effective for contracts entered into or modified after June 30, 2003.  The Company believes the adoption of Statement 149 will not have any effect on its consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”.  SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances).  These requirements of SFAS No. 150 apply to issuers’ classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract.  SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety.  SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, expect for mandatory redeemable financial instruments of non-public entities.  It is to be implemented by reporting the cumulative effect of a change in an accounting principal for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption.  The Company believes the adoption of Statement 150 will not have any effect on its consolidated financial position, results of operations or cash flows.

 El NINO VENTURES INC.

JANUARY 31, 2004

(IN CANADIAN DOLLARS)

SCHEDULE B

Section 1:

             Related Transaction - Current Fiscal Year-To-Date:

See financial statements for details.

Section 2:

A.

Securities Issued During Quarter Ended January 31, 2004.

NIL

B.

Options Granted During Quarter Ended January 31, 2004.

NIL

Section 3:

A.

Authorized And Issued Share Capital As At January 31, 2004.

Authorized share capital 100,000,000 common shares without par value.  A total of 4,571,546 shares have been issued for a total of $3,016,109.

A.

     Outstanding Options As At January 31, 2004.

March 17, 2005	250,000	$0.55
Sept. 10, 2008	354,000	$0.15
Total outstanding	604,000

Outstanding Warrants As At January 31, 2004.

Warrants	1,500,000	$0.13	Oct. 10, 2005

C.

Shares In Escrow Or Subject To Pooling As At January 31, 2004.

 NIL

D.

List Of Directors and Officers As At January 31, 2004.

Harry Barr – Director and President

Werner Grieder - Director

Taryn Downing – Director and Corporate Secretary

Gord Steblin – Director and Chief Financial Officer

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